EXHIBIT 5.1

Haddan & Zepfel LLP
Attorneys at Law
4685 MacArthur Court, Suite 220
Newport Beach, California 92660
(949) 752-6100
Facsimile (949) 752-6161

October 1, 2007

Modtech Holdings, Inc.
2830 Barrett Avenue
Perris, CA 92571

Dear Sirs:

You have requested our opinion with respect to certain matters in connection with the filing by Modtech Holdings, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 1,000,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), for issuance pursuant to the Modtech Holdings, Inc. 2002 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the Plan, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Haddan & Zepfel LLP